EXHIBIT 99.2

News Release

CONTACT: Media Relations	Exxon Mobil Corporation
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FOR IMMEDIATE RELEASE
TUESDAY, APRIL 7, 2020

ExxonMobil Reduces 2020 Capex by 30%, Cash Opex by 15%; Maintains Long-Term Outlook

IRVING, Texas -- ExxonMobil said today it is reducing its 2020 capital spending by 30 percent and lowering cash operating expenses by 15 percent in response to low commodity prices resulting from oversupply and demand weakness from the COVID-19 pandemic.

Capital investments for 2020 are now expected to be about $23 billion, down from the previously announced $33 billion. The 15 percent decrease in cash operating expenses is driven by deliberate actions to increase efficiencies and reduce costs, and includes expected lower energy costs.

“After a thorough evaluation of the impacts of the pandemic and market conditions, we have worked closely with business partners to plan and execute capital adjustments that preserve long term value, maximize cost efficiency, and put us in the strongest position when market conditions improve,” said Darren Woods, chairman and chief executive officer of Exxon Mobil Corporation.

“The long-term fundamentals that underpin the company’s business plans have not changed -- population and energy demand will grow, and the economy will rebound. Our capital allocation priorities also remain unchanged. Our objective is to continue investing in industry-advantaged projects to create value, preserve cash for the dividend and make appropriate and prudent use of our balance sheet.”

ExxonMobil continues to monitor market developments and can exercise additional reduction options if required. As market conditions evolve, the company will continue evaluating the impacts of decreased demand on its 2020 production levels as well as longer-term production impacts.

The largest share of the capital spending reduction will be in the Permian Basin, where short-cycle investments can be more readily adjusted to respond to market conditions, while preserving value over the long term. Reduced activity will affect the pace of drilling and well completions until market conditions improve. Importantly, the reductions will not compromise the scale, functional excellence and cube development advantages that are maximizing resource recovery and value in the Permian.

Developing the numerous world-class deepwater discoveries offshore Guyana remains an integral part of ExxonMobil’s long-term growth plans. Current operations onboard the Liza Destiny production vessel are unaffected, and startup of the second phase of field development remains on target for 2022, with the Liza Unity production vessel currently under construction. As the company waits for government approval to proceed with a third production vessel for the Payara development, some 2020 activities are now being deferred, creating a potential delay in production startup of six to 12 months.

A final investment decision for the Rovuma liquefied natural gas (LNG) project in Mozambique, expected later this year, has been delayed. ExxonMobil continues to actively work with its partners and the government to optimize development plans by improving synergies and exploring opportunities related to the current lower-cost environment. The Coral LNG development continues as planned.

Globally, ExxonMobil anticipates industry refinery output will decline in line with demand and available storage, and it will maintain the ability to return to normal operations as demand recovers. Timing of expansion plans for select downstream and chemical facilities across the company’s portfolio will be adjusted to capture efficiencies, slow spending pace and better align with a return in commodity demand.

Despite the reductions, ExxonMobil expects to meet its projected investment of $20 billion on U.S. Gulf Coast manufacturing facilities made in its 2017 Growing the Gulf initiative. The company also expects to reach its proposed U.S. investment of $50 billion over five years announced in 2018.

“While COVID-19 has had a significant impact on the global economy, we are confident that trade, transportation and manufacturing will recover,” said Woods. “ExxonMobil continues to invest in the projects that will position us to support economic recovery and capture value for our shareholders.”

To minimize risks presented by COVID-19 and maintain operations, ExxonMobil has implemented enhanced cleaning procedures and modified work practices at sites around the world.

The company is maximizing production of products critical to the global response, including isopropyl alcohol, which is used to manufacture hand sanitizer, and polypropylene, which is used to make protective masks, gowns and wipes. ExxonMobil is also supporting efforts to redesign and accelerate production of reusable face masks and shields to help alleviate the shortage for medical workers and first responders.

“I’m proud of our company’s response efforts,” said Woods. “On our offshore platforms, in our refineries, at our lubes and chemical plants and throughout our facilities worldwide, our people are getting the job done and meeting the world’s needs for our products while protecting themselves and others. I commend our organization for their continued focus during these difficult circumstances.”

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About ExxonMobil

ExxonMobil, one of the largest publicly traded international energy companies, uses technology and innovation to help meet the world’s growing energy needs. ExxonMobil holds an industry-leading inventory of resources, is one of the largest refiners and marketers of petroleum products, and its chemical company is one of the largest in the world. To learn more, visit exxonmobil.com and the Energy Factor.

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CAUTIONARY STATEMENT

Statements of future events or conditions in this release are forward-looking statements.  Actual future results, including capital and operating expense reductions; project plans, timing, and outcomes; resource recoveries and production rates and timing; future business results including cash flows, dividends, and shareholder returns; accounting effects resulting from market developments and ExxonMobil’s responsive actions; and impacts of the COVID-19 pandemic on ExxonMobil’s business, and results, could differ significantly depending on a number of factors including supply and demand for oil, gas, and petroleum products and other market factors affecting oil, gas, and petroleum product prices; the outcome of government policies and actions, including actions taken to address COVID-19 and to maintain the functioning of national and global economies and markets; the ultimate impact of COVID-19 on people and economies; the impact of company actions to protect the health and safety of employees, vendors, customers, and communities; actions of competitors and commercial counterparties; the ability to access short- and long-term debt markets on a timely and affordable basis; the actions of consumers; the timely completion of development projects; other legal and political factors including obtaining necessary permits and changes in tax or environmental laws; unexpected operating events or technical difficulties; the outcome of commercial negotiations including negotiations with governments, private partners, and vendors; and other factors discussed under Item 1A Risk Factors in ExxonMobil’s most recent annual report on Form 10-K and set forth under the heading “Factors Affecting Future Results” on the Investors page of our website at exxonmobil.com.  Statements regarding potential future financial or operating results made at the Corporation’s March 5, 2020 Investor Day should not be considered to be updated or re-affirmed as of any later date except to the extent specifically updated or re-affirmed in this release or in subsequent public disclosures.  References to oil-equivalent barrels and other quantities of oil and gas in this release include amounts that are not yet classified as proved reserves under U.S. SEC regulations but which are expected ultimately to be recovered.  References to projects in this release may refer to a variety of activities and are not intended to correspond to the term as used on in any government payment transparency reports.